Exhibit 99.1

INNOVO GROUP REPORTS FISCAL 2007 THIRD QUARTER RESULTS

LOS ANGELES, October 9, 2007 – Innovo Group Inc. (NASDAQ: INNO) today announced financial results for the third quarter ended August 25, 2007.

Highlights
▪	Net sales increased 26% to $15.7 million compared from $12.4 million in the third quarter of 2006.
▪	Gross margins increased 200 basis points to 42.0% from 40.0% a year ago.
▪	SG&A as a percentage of sales decreased to 34.0% compared to 41.5% last year.
▪	Operating income improved to $1.2 million versus an operating loss of $283,000 in the third quarter of 2006.

For the quarter ended August 25, 2007, total net sales increased 26% to $15.7 million compared to $12.4 million in the prior year period. The company reported operating income of $1.2 million compared to an operating loss of $283,000 in the corresponding period a year ago.  Net income was $913,000 during the period, translating into earnings per share of $0.02.

Marc Crossman, President and Chief Executive Officer of Innovo Group, commented, “Our third quarter performance was very gratifying, as the Joe’s® brand once again delivered record quarterly top-line growth and outpaced our expectations.  These results reflect the effective execution of our strategy to increase the penetration of our department store business, expand our shelf space within existing accounts, evolve our men’s product line, and underscore the growing lifestyle status of the brand. At the same time, our ability to reduce production costs and maintain expenses translated into a significant improvement in operating income for the quarter. We are very pleased with the progress we have made during the past several months and we move forward committed to capitalizing on the many opportunities we believe exist going forward, both domestically and overseas.”

For the third quarter of fiscal 2007, gross margins for the Company’s Joe’s Jean business increased 200 basis points to 42.0% from 40.0% in the corresponding period a year ago. Selling, general and administrative expenses for the third quarter of 2007 were $5.3 million, or 34.0% of sales, compared to $5.2 million, or 41.5% of sales for the third quarter of 2006.

To access the live call, please dial (866) 700-6979 (U.S.) or (617) 213-8836 (International). The conference ID number and participant passcode is 70211782 and is entitled the "Q3 2007 Innovo Group Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group takes no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 5:30 PM Eastern Time on October 9, 2007 until 11:59 PM Eastern Time on October 23, 2007 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (International) and using the conference passcode 91821758. In addition, the conference call will be archived for two weeks on the Company's website at www.innovogroup.com.

About Innovo Group Inc.
Innovo Group Inc., through its operating subsidiary Joe's Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe's(TM) and Joe's Jeans® brands. Under these brands, the Company's apparel products consist of men's and women's denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward- looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, both domestically and internationally,  our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace, including our ability to transition to a lifestyle brand, and our belief in our growth strategy.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces, uncertainty regarding any future decisions to explore strategic alternatives; continued acceptance of the Company's products in the marketplace, particularly acceptance and near-term sales of the Joe’s® brand; successful implementation of any growth or strategic plans; the extension or refinancing of any existing bank facilities and the restrictions any such extension or refinancing could place on the Company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group, Inc.
Dustin Huffine
323-837-3700

Integrated Corporate Relations
Investors: Brendon Frey/James Palczynski
203-682-8200

INNOVO GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	August 25, 2007	August 26, 2006	August 25, 2007	August 26, 2006
	(unaudited)		(unaudited)

Net sales	$15,708	$12,448	$44,693	$32,662
Cost of goods sold	9,123	7,485	25,664	22,648
Gross profit	6,585	4,963	19,029	10,014

Operating expenses
Selling, general and administrative	5,335	5,168	16,922	16,396
Depreciation and amortization	91	78	266	200
	5,426	5,246	17,188	16,596
Income (loss) from continuing operations	1,159	(283)	1,841	(6,582)
Interest expense	(203)	(133)	(598)	(378)
Other expense	-	-	(25)	(68)
Income (loss) from continuing operations, before taxes	956	(416)	1,218	(7,028)
Income taxes	43	13	56	28
Income (loss) from continuing operations	913	(429)	1,162	(7,056)

Loss from discontinued operations, net of tax	-	(95)	-	(2,138)
Net income (loss)	$913	$(524)	$1,162	$(9,194)

Earnings (loss) per common share - Basic
Income (loss) from continuing operations	$0.02	$(0.01)	$0.03	$(0.21)
Loss from discontinued operations	-	(0.00)	-	(0.06)
Earnings (loss) per common share - Basic	$0.02	$(0.01)	$0.03	$(0.27)

Earnings (loss) per common share - Diluted
Income (loss) from continuing operations	$0.02	$(0.01)	$0.03	$(0.21)
Loss from discontinued operations	-	(0.00)	-	(0.06)
Earnings (loss) per common share - Diluted	$0.02	$(0.01)	$0.03	$(0.27)

Weighted average shares outstanding
Basic	43,662	34,343	41,385	33,691
Diluted	45,541	34,343	42,682	33,691

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